Exhibit 99.1

Revocable Proxy

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF

THE NORTHERN SAVINGS & LOAN COMPANY

The undersigned shareholder of The Northern Savings & Loan Company hereby constitutes and appoints a committee consisting of the Board of Directors of The Northern Savings & Loan Company, namely John P. Frain, Timothy T. Grogan, Neal Hubbard, James F. Hunt, Charles E. Keane, Charles F. Lawson, Jeffrey B. Ohlemacher, William A. Shepard, and Harold A. West, or a majority of them with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of The Northern Savings & Loan Company to be held at 10 a.m., eastern daylight savings time, on June 5, 2006, at the Elyria Country Club, 41625 Oberlin Road, Elyria, Ohio 44035, and any adjournments or postponements thereof, and to vote the shares of common stock the undersigned would be entitled to vote upon all matters referred to herein and in their discretion upon any matters that properly come before the Annual Meeting:

PROPOSAL 1 – APPROVAL OF THE MERGER AGREEMENT
	FOR ☐	AGAINST ☐	ABSTAIN ☐
1) To approve the Agreement and Plan of Merger, dated as of January 27, 2006, by and among First Place Financial Corp., First Place Bank and The Northern Savings & Loan Company

PROPOSAL 2 – ELECTION OF DIRECTORS
	FOR ALL NOMINEES ☐	WITHHOLD VOTE FOR ALL NOMINEES ☐
2) To elect the three nominees below as directors for terms of three years and until their successors are elected and qualified

Instruction: To withhold your vote for any individual nominee, do not check either of the above boxes, and strike a line through the nominee’s name: Timothy T. Grogan Neal Hubbard Harold A. West

PROPOSAL 3—DIRECTOR COMPENSATION
	FOR ☐	AGAINST ☐	ABSTAIN ☐

3) To approve director compensation for the period ending at the 2007 annual meeting of shareholders

PROPOSAL 4—MEETING ADJOURNMENT
	FOR ☐	AGAINST ☐	ABSTAIN ☐

4) To approve the adjournment of the Annual Meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the Annual Meeting to approve the Agreement and Plan of Merger

The Board of Directors recommends voting FOR Proposals 1, 3 and 4 and FOR the election of the nominees identified in Proposal 2.

The shares represented by this proxy will be voted as specified. Unless specified to the contrary, all shares of the undersigned will be voted “FOR” Proposals 1, 3, and 4 and “FOR” the election of the nominees identified in Proposal 2, and in the best judgment of the proxies on such other matters as may properly come before the Annual Meeting. You may revoke this proxy at any time prior to the time it is voted at the Annual Meeting.

The undersigned acknowledges receipt from The Northern Savings & Loan Company prior to the execution of this proxy of a Notice of Annual Meeting of Shareholders and a Proxy Statement dated April 28, 2006.

Executed this day of , 2006

Signature of Shareholder of Authorized Representative
Please mark the NUMBER who will be Able/Unable to attend the meeting
Signature if Held Jointly
Able	Unable
(If shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or in another representative capacity, please give your full title as such. If a corporation, please sign in full corporate name by the President or other duly authorized officer. If a partnership, please sign in partnership name by a duly authorized person (general partner))

Please mark, sign, date, and return this proxy promptly using the postage-paid, self-addressed envelope provided.